Exhibit 3.1

ARTICLES OF AMENDMENT

TO SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

GREEN PLAINS RENEWABLE ENERGY, INC.

Pursuant to the provisions of Section 490.1001 through 490.1009 of the Iowa Business Corporation Act (the “Act”), the undersigned corporation adopts the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation as of this date and hereby certified as follows:

1. The name of the corporation is Green Plains Renewable Energy, Inc.

2. This amendment of the Second Amended and Restated Articles of Incorporation was duly adopted by the directors of the corporation by resolution effective March 2, 2011, and duly approved by the shareholders of the corporation on May 4, 2011, effective on the filing hereof, in accordance with the Iowa Business Corporation Code.

3. The amendment to the Second Amended and Restated Articles of Incorporation is as follows, ARTICLE II shall be replaced in its entirely with:

ARTICLE II SHARES

The number of shares of stock authorized is 75,000,000 COMMON STOCK PAR VALUE $.001.

IN WITNESS WHEREOF, the undersigned signs and executes these ARTICLES OF AMENDMENT TO SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION and certifies to the truth of the facts herein states this 9th day of May, 2011.

/s/ Michelle Mapes
By: Michelle Mapes
Title: EVP-General Counsel & Corporate Secretary